Exhibit 23.2

DIXON HUGHES GOODMAN LLP

Certified Public Accountants and Advisors

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Asheville Savings Bank S.S.B. and Subsidiary

Asheville, North Carolina

We hereby consent to the use in this Pre-effective Amendment No. 2 to the Registration Statement on Form S-1 of Asheville Savings Bank, S.S.B. and Subsidiary of our report dated May 26, 2011, relating to our audits of the consolidated financial statements of Asheville Savings Bank S.S.B. and Subsidiary appearing in the Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

Asheville, North Carolina July 29, 2011

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